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                                                                    Exhibit 23.2
                          Independent Auditors Consent

   We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 27, 2000 (except the fifth paragraph of Note
1, as to which the date is    , 2001), in Amendment No. 2 to the Registration
Statement (Form S-1 No. 333-55412) and related Prospectus of Peabody Energy Corporation, formerly P&L Coal Holdings Corporation, for the registration of 20,000,000 shares of its common stock.

                                          Ernst & Young LLP

St. Louis, Missouri

April 12, 2001

   The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 1 to the financial statements.

                                          /s/ Ernst & Young LLP

St. Louis, Missouri

April 12, 2001